UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California  90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2012, PC Mall, Inc. announced that Kristin Rogers, its Executive Vice President of Marketing, is retiring on September 30, 2012. Ms. Rogers joined the Company in 2000 and prior to serving as Executive Vice President of Marketing, she was the Company’s Executive Vice President of Sales & Marketing.

As part of Ms. Rogers’ retirement, on September 11, 2012, the Company and Ms. Rogers entered into a Retirement, Severance and Release Agreement and a related Forbearance Agreement, which provides the following benefits: i) nine months of base salary calculated at Ms. Rogers’ current base salary, paid in bi-weekly installments over the Company’s payroll cycle, ii) certain bonus payments as provided for in the agreement, iii) reimbursement of any Cobra payments made by Ms. Rogers during the nine month period following her retirement date, and iv) a six month extension of the exercisability of outstanding, vested options held by Ms. Rogers as of her retirement date, with no extensions of the maximum ten year life of any such option. These severance payments are subject to the obligations, terms and conditions of the Retirement, Severance and Release Agreement and a related Forbearance Agreement, a copy of which is attached hereto as Exhibits 10.1.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

10.1        Retirement, Severance and Release Agreement and a related Forbearance Agreement by and between PC Mall, Inc. and Kristin Rogers, dated September 11, 2012

99.1        Press Release dated September 11, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/s/ Robert I. Newton
Name:	Robert I. Newton
Title:	Executive Vice President, General Counsel and Secretary

Dated:  September 11, 2012

EXHIBIT INDEX

Exhibit	Description

10.1	Retirement, Severance and Release Agreement and a related Forbearance Agreement by and between PC Mall, Inc. and Kristin Rogers, dated September 11, 2012

99.1	Press Release dated September 11, 2012